Amedisys

Moderator: Greg Browne

May 3, 2002

9:00 a.m. EST

OPERATOR: Good morning ladies and gentlemen. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, please press star, then the number one, on your telephone keypad. If you would like to withdraw your question, you may press the pound key.

It is now my pleasure to turn the floor over to your host, Mr. Brian Ritchie. Sir, the floor is yours.

BRIAN RITCHIE: Good morning and thank you for joining us today for Amedisys Investor conference call to discuss recent corporate developments relative to yesterday's fourth quarter and 2005 earnings announcement.

By now, you should have received the press release. If for some reason, you have not received the press release or are unable to log on to the Web case, please call me, Brian Ritchie, of Noonan Russo, at 212-845-4269 and I will be happy to assist you.

On the call today, we have the company's Chairman and Executive Officer, Bill Borne; the company's President and Chief Operating Officer, Larry Graham; and the company's Chief Financial Officer, Greg Browne. Management will give you an overview of the quarter and full year highlights and then open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the company, including without limitation, statements regarding operating results in calendar 2006, earnings per share in 2006, growth opportunities and other statements that refer to Amedisys' plans, prospects, expectations, strategies, intentions and beliefs.

These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys' most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne. Please go ahead, Mr. Borne.

BILL BORNE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMEDISYS: Thanks Brian, and good morning. We want to welcome our shareholders and appreciate the opportunity to share the Amedisys vision and spirit with our investors.

The company continues to focus on our core strategic initiatives of internal growth supplemented with acquisitions that meet our stated criteria. I would like to start this morning by outlining the progress made by the company in 2005. Our internal growth in Medicare admissions has exceeded 18 percent.

We have completed 25 startups during this year. We have completed eight acquisitions in this year, which included the conversion of 84 individual locations. We have nearly doubled our total number of physical locations going from 112, adding 109, for a current total of 221 offices.

Our revenue growth was 68 percent for the past year, our net income grew by 50 percent, and our earnings per share grew by 25 percent. Despite these positive and significant full year highlights, for the first time in three years, our quarterly results have not met the high expectations we set for ourselves and our investors.

I would like to take a moment to detail the reason for our fourth quarter shortfall. Most significantly attributing to our shortfall has been the cost impact of the integration of our recent acquisitions, particularly Housecall and Spectracare.

Every one of our new locations and it be an (ph) acquisition in the last six months, 78 of them in all, have been ametisysed (ph). That is, we have completed the task of orienting and training all of the clerical, clinical, and administrative staff.

We have completed the conversion of all clinical staff to a full visit pay rate as well as completed the full installations of the Brigg's (ph) and HQS or Ace's (ph) documentation protocols. We have completely overhauled many operational locations, especially in the Florida market by hiring new sales staff, agency managers, and regional leadership where necessary.

In addition, we have completed the initial stages of a full (INAUDIBLE) conversion in the State of Florida. All of the above was achieved in addition to insuring complete accuracy and a conversion of data, automating the payroll input, installing new circuits and computers, while moving a number of locations.

This was achieved currently while winding down the Housecall corporate staff in an appropriate manner and building our own corporate resources in Baton Rouge currently in three separate buildings.

Now with the benefit of hindsight, we should have realized that one further impact of the third quarter hurricane was to push more of these transitional activities and costs into the fourth quarter, which ultimately delayed some of our operational initiatives.

What remains is the task of fully operationalizing (ph) the acquired locations while insuring they perform to the level of our existing locations. I have spent two days earlier this week at business development training for former Housecall and Spectracare employees, which included all agency managers and sales staff.

It is clear from these meetings that while all of our initial efforts are complete, the task of head will take longer due to the degree of internal change and pay or mix changes specific to Florida we have imposed on these locations.

That being said, I am very encouraged by the overall moral and attitudes of the staff and feel absolutely confident we will achieve our objectives in these markets. We initially hoped we could have these acquisitions performing fully within the Amedisys model by the end of two quarters. We now believe it will take until mid 2006.

While hindsight is always 20/20, after an exhaustive review, analysis and reflection of our current results, while constructively second-guessing all of our 2005 strategic initiatives, management has concluded that we would not have changed the course of any of our recent activities, inclusive of the acquisitions as well as the intensity of the conversion mandates.

However, our regrets are we should have more accurately evaluated and predicted the impact of these acquisitions while preparing the market by better clarifying expectations as a result of these company-altering acquisitions.

While we are disappointed with our fourth quarter numbers, we remain firmly committed to the strategic approach that has produced overwhelmingly positive results for Amedisys over the past three years.

The key elements of this strategic approach are as follows; to grow into the leading Medicare home nursing company in each market that we service; to utilize technology where possible for efficiencies; to emphasize outcome driven patient care; and to build disease management capabilities.

All of these efforts are aimed at being the premier home health company in the markets we serve and delivering appropriate returns to our shareholders. Over the past three years, this approach has been quite successful, and we intend to continue executing on these strategies in 2006.

I would like to take a moment to review with you the progress we have made on outcomes. We are a home care organization with a distinct Southeastern footprint. The patient population serviced in our area, more chronic in nature, and due to our disease management focus, we actually service the high acuity patients within the region itself.

Despite the chronic state of our population, if you would compare our outcome to all other providers rolled up in the 16 states we service, we lead in all 10 publicly reported categories. Our hospitalization rate, emergency care rate, and all other outcomes exceed all other providers and our footprint in the aggregate.

We will continue to hone, develop and refine our clinical disease management systems. Our critical goal is to exceed all the national standards in the Southeastern region. As I have said before, enthusiasm and commitment of our Amedisys employees is by far our most strategic weapon insuring a competitive advantage in the markets we serve.

With that being said, I would like to extend my heartfelt thanks to all of our Amedisys staff whose dedicated efforts have helped us every day to carry out our mission.

Before I pass the call on to Greg for his financial overview, which Larry will then follow with a brief operational update, before opening the call to the Q&A session, I would be remiss if I didn't acknowledge and thank Greg for his hard work over the past four years. I also believe it is natural for the market to over-analyze the reasons for Greg's departure.

The reality is that he is no rest of the story. Both Greg and the company realize that the skill set going forward in the financial offices role will require a CFO with a different profile. Our relationship with Greg remains positive and firm, and Greg will be with us through this transition.

As mentioned in the press release, we have already engaged a professional recruiting firm to assist us in finding a replacement for Greg. A snapshot of the profile we are seeking would be a CPA that has CFO level experience within a billion dollar company. Greg's financial leadership has contributed greatly to our substantial growth over the past four years.

Now I will turn the call over to Greg.

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS: Thank you Bill for those kind words. I will now discuss financial highlights for the three and the 12 months ended December 31st, both with respect to the income statement and balance sheet, as well as comment on reimbursement and guidance.

Our revenues of 118.9 million represent an increase of 85 percent on 2004 and reflect continued strong internal growth as well as our major acquisitions of Winyah, Housecall and Spectracare. All acquisitions completed in 2005 accounted for approximately 38 million of the $54.5 million increase in total fourth quarter revenue out of (ph) 2004.

The impact of the Deficit Reduction Act recently passed was to eliminate the market posture (ph). In addition, the (INAUDIBLE) is only taking effect after January 1st.

The revenue associated with our episodes in progress therefore includes nothing prior to the (INAUDIBLE) or the rule add-on thereby reducing EPS by an approximate three cents per share in the fourth quarter from what was originally expected. For the year, our revenues of 380 (ph), the 1.6 million represent an increase of 154.4 million or 68 percent on the previous year.

For the quarter, our gross margin reflected a percentage of 55.8 percent of revenue, below the third quarter number of 56.3 and also below the fourth quarter number from the prior year of 57.5. The decline in gross margin percentage out of the third quarter is in general attributable to both the number of holidays in the quarter, as well as the recent large acquisitions, particularly Housecall and Spectracare.

The gross margins for our 2005 acquisitions were approximately 50 percent in the fourth quarter. We believe that this represents an opportunity for the company as we bring those acquisitions number more in line with our more mature locations.

By way of comparison, our gross margin, without all of the 2005 acquisitions, totaled approximately 58 percent during the fourth quarter. The company recorded revenue per episode of $2,569 in the fourth quarter, an increase over the third quarter number of 2,542.

Now this was offset by a small increase in visits per episode to approximately 16.7 for the quarter from the 16.5 recorded in the third quarter. As we now complete over 36,000 episodes of care each quarter, relatively small variations in revenue per episode have caused significant changes to revenue.

These numbers will therefore vary from quarter to quarter. For the year, our gross margin percentage was 57.3 percent, (INAUDIBLE) the 57.7 percent reported for the 12 months of 2004. During this quarter, our general and administrative expenses at 54.5 million were higher by some 5.4 million in the third quarter of 2005.

This increase is accounted for in part by increased staffing of local management and sales people at the health school (ph) (INAUDIBLE). The costs related to a full quarter of the Spectracare acquisition of 900,000 significantly higher travel and training costs attributable to those acquisitions of over 1.2 million.

Higher than expected health insurance costs of approximately 600,000 relating to the now terminated Housecall health insurance plan. The costs associated with providing acquired agencies with Brigg's forms, HQS Ace's (ph) and new marketing material, approximately $800,000, and costs associated with software conversions of $500,000.

Clearly, not all of these expenses will drop off in the first quarter, but we do believe the travel, training, marketing, and other conversion costs will be significantly lower. Further, the ongoing corporate expense of Housecall, including severance costs of half a million, totaled 2.9 million in the fourth quarter.

We expect this number to be $2 million lower in the first quarter of 2006. Now general and administrative expenses were higher from the third quarter on a percentage of revenue basis at 45.9 percent compared with 43.8 percent, and higher than the 42.1 percent reported for the fourth quarter of 2004.

For the year -- sorry, excuse me -- for the quarter, our operating income of 11.8 million was higher than the 10 million reported in the fourth quarter of 2004, and for the 12 months ended December, total 50.1 million, over 50 percent higher than the 33.4 million reported for 2004. Other expense, net of $700,000, reflects net interest expense.

For the quarter, the company recorded a lower than expected tax rate for the quarter as well as for the year, and for the year, it totaled 38.24 percent, mainly due to Hurricane Katrina income tax credits. And all of that was adjusted in the fourth quarter. Those credits will also drive the 2006 tax rate to an anticipated 38.8 percent.

Our net income for the quarter of 7.3 million or 45 cents per diluted share compares with 6.1 million or 39 cents per share in the fourth quarter of 2004. And for the 12 months ended December, our net income was 30.1 million, an increase of 47 percent when compared with the 20.5 million recorded in 2004.

With reference to the balance sheet, our cash balances totaled 17 million, approximately December 31st, after making 3.2 million in cash payments for acquisitions during the fourth quarter, as well as tying off the revolving credit facility by some 10 million during that period.

The company made scheduled debt payments of 1.8 million during the quarter and expects to make payments of approximately 10 million throughout 2006. We were able to take advantage of certain payroll tax deferrals during the fourth quarter, which amounted to some 19 million at December 31st and which have continued until today.

These also relate to Hurricane Katrina. On Tuesday, February 28th, next Tuesday, these payments will be made to the IRS. The company paid nothing in income taxes during the December quarter and although we expect to be paying a minimal amount in income taxes in the current quarter, again primarily due to the Katrina credits, the expectation is that the payments would approximate the tax expense thereafter.

Many (INAUDIBLE) liabilities were reduced from September 30th by 2.1 million as certain matters related to prior year cost reports, past (INAUDIBLE) payments, and MO175 recovery were either finalized or clarified.

At day sales outstanding continued to increase to approximately 62 days, from the 58 days we reported at September. Most of our increase over the December, 2004 number of 40 days relates to our large acquisitions this year.

Without the acquisitions of Spectracare and Housecall, our day sales outstanding number would be approximately 48 days, including some lingering Katrina issues. With respect to Spectracare, no billing had been done prior to December 31st due to delays in receiving the change of ownership paperwork from CMS.

I am pleased to report that as of today all of these -- all of this paperwork has now been received and billing has commenced. Housecall day sales outstanding of approximately 100 days reflect our need to insure that all billing now converted to the Amedisys system is 100 percent accurate prior to being spent.

We expect to see the overall DSA number reduced to approximately 50 days over the period to June 30th. Capital expenditure was particularly heavy for the quarter at over five million as the company spent considerable amounts on the acquired and startup offices. Most of that work is now complete.

Our current estimate for (INAUDIBLE) capital expenditure for fiscal 2006 remains at approximately eight million, which includes amounts for startups and IT spending and an increase in productivity. In addition, we expect to spend approximately seven million commencing in the second quarter on tablet PCs for our point of care system.

Cash flow was strong with EBITDA at 14.1 million for the quarter, and cash flow from operations for the quarter at 12 million, with the difference here attributable to the increase in the accounts receivable we referred to earlier.

Reimbursement, to recap the current reimbursement environment, the market basket has been eliminated for 2006 and a rule add-on of five percent for all episodes commencing on or after January 1st has been added. Amedisys expects that our weighted average reimbursement for 2006 will be approximately 0.8 percent higher than for 2005.

Guidance, our earnings per share guidance for 2006 is as stated in our February 8th press release, $2.33 to $2.43 per share on revenues of approximately 510 million and that diluted shares will total approximately 68.4 (ph) million for the full 2006 year.

This guidance is up (ph) for a change in the expected tax rate as I mentioned earlier, and after the impact of expensing stock options. With respect to my departure, as Bill mentioned, we have announced that I will be stepping down as CFO when a replacement has been named, probably within a few months. When I took on the position four years ago, Amedisys already had an excellent foundation and was just beginning the extraordinary growth we have experienced, and Sarbanes-Oxley did not exist.

We have accomplished a lot in four years. Clearly, I would have preferred a stronger quarter to exit on, but the timing is still right. My career has been built around transitions, and now Amedisys' rate for more (INAUDIBLE) approach.

The company continues to be very well positioned, not only in the handheld space, but also from a future disease management perspective. Amedisys will undoubtedly continue its success in the future.

Larry will now comment on operations.

LARRY GRAHAM, CHIEF OPERATING OFFICER, AMEDISYS: Thank you Greg. Our operational strategic plan continues to center around our internal and external growth strategy. Due in part to our strict adherence to these strategies, our fourth quarter internal growth rate over last year in Medicare admission is 16 percent.

We are certainly pleased with this number and based on a market growing at least seven to nine percent annually, we are confident in our longer-term ability to deliver at least 15 percent growth in Medicare admission. Our total growth rate over the fourth quarter of last year in Medicare admissions is 69 percent.

The 2005 internal growth rate over last year in Medicare admissions is 18 percent and our total growth rate in 2005 in Medicare admissions is 57 percent. We will continue to focus on growing our business for the implementation of a dual strategy centered on internal growth initiatives via same store sales, startups and external growth opportunities, via acquisitions that meet our strategic criteria.

Startups continue to play a role in our expansion. In 2005, we opened 25 new locations. For 2006, we plan on opening approximately 45 new offices as mentioned in the previous quarter call. Our plan is to continue with our strategic brand expansion based upon local market opportunities. Clearly, our top line growth remains strong.

However, on the acquisition front, while the systems integration of the Housecall and Spectracare acquisitions are complete, Amedisys life (ph) performance, as Bill noted, will not be seen until mid 2006. Operationally, we undertook a significant number of integration activities in the fourth quarter that had a larger impact on our margins than we anticipated.

And it has become clear to us that the results of these activities should begin to take hold in late second quarter. Specifically, we had a dedicated sales staff and agency leadership to many acquisition locations, giving them an adequate infrastructure to support the anticipated growth.

We also removed certain agency level managers and restructured the pay skill from salary to per visit for the nurses. In addition, as referenced above, we completed systems integration at all Housecall and Spectracare locations, software and hardware.

We also replaced all marketing materials at this location, and of course, we completed a substantial amount of training in order to insure all newly acquired employees were on board with the Amedisys policies and protocol.

The various training includes business development training to the sales force, AMS2 system training, Altipro (ph) payroll training, clinical management training, and new employee orientation training. Beyond this, we undertook the task of restructuring several what we felt were unfavorable managed care contracts inherited from Housecall.

In certain instances, we opted to completely exit certain managed care contracts. As you would imagine, each of these tasks are time-consuming and have certain costs associated with this. Clearly, our acquisitions completed last year have substantial improvement in operational metrics to be recognized over the next few quarters.

For instance, Housecall utilization, at the time of acquisition, was 21.6 visits per episode and currently are at 18.8 visits per episode. And Amedisys' utilization is at 16.7 visits per episode. This improvement alone over the next several quarters will save approximately $2.9 million in labor cost annually.

Our strategic goal over the next several quarters is to realize a $10 million annual improvement to our acquisitions by implementing all of our clinical processes, procedures and protocols, stating simply that if those improvements would have been in place in the fourth quarter, our margins would have been $2.5 million better.

We are confident in our ability to realize these improvements while improving quality of care. Our overhead structure will also recognize efficiencies over 2006 as we in effect had two corporate offices for Housecall as we transitioned their corporate function from Knoxville to Baton Rouge.

With all of this said, we remain confident that last summer's acquisitions will prove to be as accretive as first anticipated and are committed to working to achieve that goal as quickly as possible.

Clearly, the (INAUDIBLE) in the fourth quarter was cost driven and as I have just explained, we have taken steps to restore our margins and bring the recently acquired locations up to the performance level of our existing locations.

Our business fundamentals continue to be very strong and we are confident that our shareholders will reap expected benefits from the Housecall and Spectracare purchases. In summary, we are pleased with the full year 2005 growth and the opportunities that lie ahead in 2006. We continue to focus on being the premier low-cost, high quality provider in home health.

We believe that focus, execution, and commitment to clinical outcomes will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees, and vendors.

At this time, we will open the call to your questions. Please limit yourself to two questions so that we may allow question time for everyone. Time permitting, we will allow for follow-up questions.

OPERATOR: Thank you. At this time, I would like to remind everyone, if you would like to ask a question, press star, then the number one, on your telephone keypad. Once again, ladies and gentlemen, that's star, followed by one. We'll pause for just a moment to compile the Q&A roster.

Thank you. Your first question is coming from John Ransom from Raymond James.

JOHN RANSOM, RAYMOND JAMES: Hi, a couple of things. Greg, if we add up all the costs that were in the fourth quarter that you don't think will recur in the first quarter, what is that total difference? I know you mentioned that the severance and the $2 million in Housecall overhead, but what is the total number to make sure we've got that right?

GREG BROWNE: John, the other costs that I mentioned, I don't mean to imply that all of them are going to drop out in the first quarter. But clearly, the $2 million in corporate expenses in Housecall that I mentioned will, along with -- we would expect a lot of the marketing material, training, and other software conversion costs, which added up to about $2 million.

Now with respect to the Housecall health insurance, obviously we would hope to see a better improvement once they are on our health plan, but that's by no means a guarantee. And some of the other costs will take longer to drive out.

I think the other thing that, you know, I wanted to reinforce is what I said and also what Larry said, is the gross margin differential between the Housecall and other acquisitions and our existing life (ph) (INAUDIBLE).

JOHN RANSOM: Right.

GREG BROWNE: The gross margin differential, once it's fully operationalized (ph), is going to add 2.5 to $3 million on a quarterly basis.

JOHN RANSOM: Sure. But are you saying then that as high as $4 million of cost may drop out between the fourth quarter and first quarter?

GREG BROWNE: John, it could be as much as that, but clearly, we're still -- we're still going through this &

JOHN RANSOM: Sure.

GREG BROWNE: & and some of that will take until the second quarter.

JOHN RANSOM: So it's two million at the low end and four million at the high end? I mean, OK. The second question is, and maybe this is for Larry, but what is the organic growth looking like at Housecall if you strip out the managed care contract changes?

In other words, what's their Medicare growth now and where do think you can get that by say third quarter or back half of 2006?

LARRY GRAHAM: Housecall admissions have remained about where they were prior to the acquisition which may sound a little funny, but I'm actually pleased with that because we changed out the sales, we changed out the operators, we put them through extensive training, we gave them new marketing collateral materials.

I expect over the six-to-nine month period this year that you will start seeing growth, so we didn't see any deterioration. At the same time, we exited the managed care contract which can be troubling in a market if you can imagine, but I'm confident that in the next six-to-nine months with our new sales force and training them on our clinical protocols, we'll start to see good organic growth.

And the other thing I'd like to mention, John, that we highlighted earlier on, is we took over 29 locations in Florida. Most of them were very small census locations. They had a lot of managed care business and they didn't have a good growth track record.

We have spent a lot of energy and effort retooling those and replacing people and training the existing people, and are confident with the people we have in place and the people that moved forward with it from Housecall, that we can grow Florida over the next six-to-nine months.

JOHN RANSOM: So you're saying that the Medicare volumes are flat at this point, that that should move up when you get going?

LARRY GRAHAM: They're just a tad &

JOHN RANSOM: OK.

LARRY GRAHAM: & but they should move forward, upward, not (INAUDIBLE).

JOHN RANSOM: And then finally, I guess this is for Greg, but the DSO, how much of a -- I know you mentioned a DSO number in the middle of the second quarter, but have you collected some of these Spectracare -- now that you've got your numbers, have you actually in fact collected some of these receivables or is that still out there?

GREG BROWNE: Well John, what's happened is two things. The answer to your questions, we had collected some and we've started billing for the preliminary payment which is called the RAP (ph).

But what's happened is Medicare, after the passage of the deficit reduction act, had to go back through the basics to figure out how they're going to adjust both the market prices (ph), and they put -- I think it was on the 25th or the 28th of January, they put all final payments on hold for about two-to-three weeks.

JOHN RANSOM: OK.

GREG BROWNE: And they're starting to come in now. So the answer is we are starting to collect Spectracare and we're starting to improve our collections on Housecall and get them down (ph). By way of comparison, the Housecall Medicare (INAUDIBLE) at December 31st were about 72 days compared to our number of about half that.

JOHN RANSOM: OK.

GREG BROWNE: So we would expect their number to come down considerably over this period. Spectracare will revert back to a normal thing and then of course, the other business. I would also just add that December was a very strong collection month for us.

January was the best we've ever had and February actually is doing pretty well. (INAUDIBLE) over the rates (ph).

JOHN RANSOM: OK. Thanks very much.

OPERATOR: Thank you. Your next question is coming from Balaji Gandhi from Oppenheimer.

BALAJI GANDHI, OPPENHEIMER: Good morning. I just had a couple of questions. The first one is about '06 guidance. The revenue and EPS guidance that you gave would suggest that margins would be somewhere around 15 percent, EBITDA margins. Is that a right kind of normalized margin you would expect over the longer term?

GREG BROWNE: Well, I'm hopeful, Balaji, that you interpret I think our call today, we expect our margins to improve as 2006 progresses. And hopefully by the end of '06, you know, margins will be on an EBITDA basis about 15 percent.

What happens after that obviously we'll have to look at '07 when we get there and we have a look at what the reimbursement outlook is, as well the other factors that might go into that. But I do think it's fair to say that we should be able to achieve that sort of number, higher than 15 percent on a going forward basis.

BALAJI GANDHI: OK. And then the next question is regarding Spectracare and Housecall. I'm just trying to understand what happened in the fourth quarter.

You broke out some of the metrics, DSO and gross margin, but you know, Housecall was in the -- pretty much in the whole quarter for the third quarter and Spectracare I believe closed in August, so can you give us a sense for DSO and gross margin for those businesses in the third quarter? It looks like it probably got worse. Is that the right answer?

GREG BROWNE: Well, in terms of DSO, we really hadn't done much billing on Housecall or Spectracare (ph) at the end of the third quarter, because we were still going through the systems conversion (INAUDIBLE).

With respect to the gross margins for Housecall, their gross margins between the -- for Housecall specifically in the third and fourth quarter, were pretty much the same, although a little bit less because of the holidays that we see in the fourth quarter, in terms of gross margin.

But a lot of the cost of course were in the back office of those locations, which affect their G&A line and those are the things that Larry outlined during the call.

BALAJI GANDHI: So your third quarter results included no billings from Spectracare or Housecall?

GREG BROWNE: Let me -- they included revenue, but you asked about DSO I thought.

BALAJI GANDHI: Well, yes, but I guess, you know, I was asking about both, so you included the revenue, but there is -- you weren't -- didn't you say you weren't billing for Spectracare at all and for the most part, Housecall?

GREG BROWNE: We included the revenue for Housecall for the third quarter. Spectracare was included for two months in the third quarter and three months in the fourth quarter, but bills were submitted at that time although it was appropriate to approve the revenue.

BALAJI GANDHI: OK. OK. And then on the balance sheet, we saw a big spike in accounts payable and accrued expenses, just looking for a little bit more color.

GREG BROWNE: Yes. With respect to the accounts payable, we included in there the deferred payroll taxes that I referred to in my comments, which accounted for about I guess almost all of the increase in accounts payable between the third quarter and the fourth quarter.

BALAJI GANDHI: OK. And then the accrued expenses?

GREG BROWNE: With respect to the accrued expenses, you know, there really wasn't all that much change in that between the third and the fourth quarter, Balaji, but I'd have -- if you want to get some more color on that, I'd be happy to talk with you about -- talk it over with you afterwards.

BALAJI GANDHI: OK, thanks.

OPERATOR: Thank you. Your next question is coming from P.J. Fortner from Cochran Coronia Waller

P.J. FORTNER, COCHRAN CORONIA WALLER: Good morning. I just wanted to see how your startup initiatives have been going in the early going here, you know, with 45 targeted for the year. Are those kind of progressing as you would expect in the early going and furthermore, I guess, how are last year's, which are now ramping up coming on to the P&L?

LARRY GRAHAM: Let me start with last year. Most of our acquisitions last year were done towards the back half of '05.

P.J. FORTNER: The acquisitions or startups?

LARRY GRAHAM: Startups.

P.J. FORTNER: Startups, OK.

LARRY GRAHAM: And we've done an analysis of startups and I'll go over the metrics again. It costs about $250,000 to do a startup. That includes fixed assets and losses you incur. About month nine, they break even on a monthly basis.

Month 18, they are -- you have accrued your whole $250,000 that's been produced and there may be a million and a half in revenue (INAUDIBLE) about a 20 percent bottom line. The ones we did in the back half of last year are on track with those metrics. I will say that again this year, the startups are back loaded.

You'll see a lot of startups in quarter three and quarter four. We have slated to nine startups in quarter one.

P.J. FORTNER: OK. Nine in quarter one. And has your -- I think in the past, you've kind of mentioned that startups are going to be more of a focus this year in place of acquisitions. Is that still the case or are you more apt to do acquisitions at this point? Just maybe I'm reading a little too much into the press release language.

LARRY GRAHAM: I think you -- I think from a generic sense, we would probably not do a large acquisition no earlier than the back half of this year. We still want to get Housecall and Spectracare going. We will continue to do acquisitions, some of the smaller ones we've seen, hospital based.

We have an acquisition pipeline that's full, and we have decided that with our dual strategy and the metrics that I just gave you on startups, it makes all kinds of sense to ramp up our startup strategy.

P.J. FORTNER: OK. All right. And then lastly, maybe I missed it Greg, in the prepared remarks, but do you have the depreciation and amortization number for the quarter handy?

GREG BROWNE: As a matter of fact, I do. Depreciation and amortization was approximately 1.9 million during the quarter, and we would expect that rate to pretty much continue through -- with a bit of a tail off towards the end of '06.

P.J. FORTNER: The rate in absolute numbers or the percentage of revenue?

GREG BROWNE: The dollar.

P.J. FORTNER: The dollar number? OK. Great. Thank you guys.

OPERATOR: Thank you. Your next question is coming from Arthur Henderson from Jeffries & Company.

ARTHUR HENDERSON, JEFFERIES & COMPANY: Hi. I'm having just a little bit of trouble understanding where SG&A is going this year.

I mean, I know you talked about some costs coming out here in the first quarter, but given what your comments are about kind of where margins are going to end up in the back half of the year, suggests that there is going to be some incremental SG&A that's coming in in the first and second quarter that's going to depress numbers. Can you comment on that a little bit?

GREG BROWNE: Arthur, we didn't mean to give the impression there would be incremental SG&A coming in, but what we did want to give -- we did want to suggest was that you're not going to see all the improvement in Q1.

This wasn't like a shelf that you drop off the shelf at December 31st, and we would expect to see ongoing improvement throughout 2006. In terms of our forecast, we expect to improve gross margins, agency contribution, and overall SG&A costs on a quarterly basis throughout the year.

LARRY GRAHAM: Arthur, let me add to that. I mentioned that we inherited 29 locations from Housecall in Florida, and they were very small census, and a Housecall director may have managed three offices because they were so small, and our philosophy is that we have a leader in every office.

So we would go in and put a director in every office. They may have had one sales person covering two or three small markets. We will have a sales person in every single market. We put our clinical managers and our BOMs in place, so we may have added in the short run to operational SG&A to position them to grow in the future.

And that's a little bit of the -- if you're talking about incremental, that's where we invested in is in the field to make sure that each agency had the staff and sales people to grow because Housecall in Florida has been stagnant for a while.

ARTHUR HENDERSON: OK. OK. All right. I think that makes sense. You know, sort of following off that, I guess what's troubling for me, and I think for a lot of other people, is just the fact that you were kind of blind sighted this quarter to some extent, or it sounds like you were blind sighted by cost coming out of these acquisitions.

And I mean, I guess in all honesty, I don't know how to get comfortable with, you know, the fact that there's not going to be these things popping up. And I don't know, you can sort of paint a picture that like the way this has all sort of unfolded and seeing sort of the reaction in the stock today suggests that, you know, that there was something that you guys missed in the course of your diligence.

There was something that you guys missed in the way that you've managed the financial aspects of this company. I don't know. I mean, it leaves -- I think there are just a lot of questions out there about how to get comfortable with your ability to, you know, to foresee costs and then somehow manage through them, and then of course, the communication of these issues.

I mean, I assume that you didn't, you know, calculate the fact that you were 10 cents off in your earnings just last night. I mean, this was probably something that you knew when you preannounced your guidance a couple of weeks ago.

And I just have a hard time understanding how you wouldn't have, you know, done this all in a more format -- in a more -- for a formal process or not really a formal process, but something a little bit more constructive where it just hasn't sort of undermined, you know, the investment community.

And I just want -- I just want you to address all those things that I've asked there. And I know it's a multi-part question, but you know, I just don't feel like people are comfortable with your ability to manage the business right here and then your ability to track the cost. So could you kind of go through that a little bit?

GREG BROWNE: Let me start and first of all, I think with the benefited hindsight here, and Bill referred to it earlier, a lot more of the integration costs from our acquisitions was telescoped into the fourth quarter than we really anticipated and that (INAUDIBLE), it was somewhat of a surprise to us.

It really shouldn't have been a surprise, but it was a surprise that so much of them were there. We thought we had absorbed it, but I think what happened here is that because of the hurricane, September, all of those costs really were pushed off into the fourth quarter and we didn't have as much of that activity going on.

So that was a bit of a surprise. We should have recognized it earlier. We kept alluding that that was a temporary phenomena. In terms of the release of our earnings, we felt when we put out the revised guidance two weeks ago that in the light of the -- you know, the deficit reduction act, we needed to put that in the market as soon as possible.

And we do have a policy which we don't release our numbers and so, that the auditors and audit committee are comfortable with those. That's been our policy consistently over the last few years, and obviously, it would have been more easy to pull all these things out into one -- at the one time, but we just weren't quite through the process of review two weeks ago. And that's why we delayed it.

ARTHUR HENDERSON: Well, I just -- I think as a parting though, I just think that, you know, this whole thing just sounds unusual. I mean, it just -- I mean, your resignation, all of these things, just seem unusual and I think that you've got a lot to prove to the investment community after what I think you've had good will for a long period of time.

I'm not sure you have that anymore, so you know, I wish you good luck, but I just think you've got an uphill battle.

GREG BROWNE: Well, Arthur, I agree with you. We do need to rebuild our credibility. It's a shame that the three-to-four years that we have built up that credibility could dissipate in the space of two weeks, and I feel sure that as we report results for 2006, that will be restored.

LARRY GRAHAM: Arthur, this is Larry. I want to dissect your comments. You made two comments. One, you said, our ability to manage the business and our ability to forecast cost, I'll take the comment on the ability to forecast cost for the fourth quarter. Obviously, as Bill stated, we didn't do as good a job as we could have with that.

The ability to manage the business, I have absolute confidence that we are able to knock out cost and I think if you look at our history of going from IBS to PBS, that's well proven, a well track record and as a business manager, give me the issue that I have too much cost and let me take care of that issue. I can handle that.

It's not a growth issue, it's not a Medicare addition issue, it's not a revenue issue, it's absorbing $100 million acquisition that had a fully staffed corporate overhead that we had to transition down to Baton Rouge that wasn't operating up to our metrics that we put on our computer system.

We did not do a great job of forecasting the cost associated with that massive transition, but as far as the future, knocking out this cost, I am absolutely confident and only time will tell on that, so I guess we'll just have to wait and see as these quarters pass out to regain our credibility if you will.

OPERATOR: Thank you. As a reminder to everyone, if you would like to ask a question, please press star, followed by one, on our touch-tone phone at this time.

Your next question is coming from Eric Gommel from Stifel Nicolaus.

ERIC GOMMEL, STIFEL NICOLAUS: Good morning. I wanted to hone in on the hurricane's impact on your program. Are there any programs that are still off line from the hurricanes last year?

LARRY GRAHAM: The answer is yes. Shalmet (ph), Louisiana was completely shut down. That is a suburb of New Orleans and it's not -- it's right outside the levy, the whole area is not up and running. Beyond that, Biloxi, Mississippi, if you're familiar with that, the (INAUDIBLE) where the railroad track is south, is completely wiped out.

We're probably about 75 to 80 percent of where we were pre-hurricane. Metairie (ph) and Baton Rouge are doing quite well, but it took, you know, six months, seven months to build their systems back up, so that's going OK. Up in Metairie (ph), 75 to 80 percent, but Shalmet (ph) is the permanent loss if you will.

ERIC GOMMEL: OK. Now of the programs that were impacted by hurricanes, I mean, I guess with the exception of the programs you just outlined, are all those programs back to -- if there were other programs impacted to back to sort of the pre-hurricane census level at this point?

LARRY GRAHAM: They're not back completely to the pre-hurricane census level. They're operating on a monthly basis with admission. It takes a while to build your census as you can imagine, so we're building our census as we go, but on the monthly performance, they're looking quite well.

ERIC GOMMEL: OK. And when do you expect them to be back to that pre-hurricane level?

LARRY GRAHAM: Over the next three-to-six months I'd say.

ERIC GOMMEL: And do you have like an impact from that, from a census perspective? I mean, like can you quantify that impact at all?

GREG BROWNE: Yes. Eric, let me answer that. You know, last call, we thought that the impact of the hurricanes was behind us and we were wrong.

From a contribution standpoint, the most affected agencies, or the affected agencies from the hurricane really contributed about 1.2 million in the second quarter of 2005, and about 650,000 in the third quarter, and about -- well, not much more than break even in the fourth quarter.

So we really did get an impact from that and the reason why we haven't emphasized that, obviously that affected our margins as well, is that we obviously got an offsetting benefit on the tax rate for the -- in the fourth quarter, which was also related to the hurricane.

So even though they are different (ph) to the income statement, those two items sort of offset each other.

ERIC GOMMEL: Great. Thanks.

OPERATOR: Thank you. Your next question is coming from Craig Lien (ph) from Ward Abbott (ph).

CRAIG LIEN (ph), WARD ABBOTT (ph): Yes, hi, just a couple of questions. Firstly, as you let the managed care business at Housecall unwind, I'm wondering if you could just talk about the revenue impact and what the likely 2006 Housecall sort of year-over-year revenues might be?

GREG BROWNE: We would anticipate that in terms of the overall revenue mix will obviously change, but we anticipate more than making up throughout '06 any loss in managed care revenue with Housecall.

LARRY GRAHAM: But more specifically, we exited about three or $4 million of managed care contract, and the people that were doing a lot of that business that moved on, we gave severance to. So in the fourth quarter, you had a drop in revenue and higher costs in relation to severance cost.

Obviously, the revenue won't be moving forward, but I'll tell you that we were losing money on that revenue, so that made good business sense. But it had a fourth quarter impact to us obviously.

CRAIG LIEN (ph): All right. I see. Does that terminate as of the beginning of the year, or did it work its way down through the fourth quarter?

LARRY GRAHAM: Basically, it works its way down during the fourth quarter, you give the managed care notice that you're exiting a contract, you probably don't take any new business, but you have existing patients that you're continuing service until they're off and you help them transition to another provider. So it wound down during the fourth quarter.

CRAIG LIEN (ph): And in terms of peripheral impacts of that, I guess I just want to know, your referral sources as you are exiting these managed care contracts, if there are other kinds of those facts as in you lose some Medicare business from those referral sources?

LARRY GRAHAM: And that goes back to a question earlier how the Medicare admissions are relatively stable, which I'm very proud of, but clearly there's an impact when you exit a managed care contract. You have to visit all of your physicians, educate them, on why you did it, which they clearly understand because they're dealing with the same issues.

But it takes you a while to rebound from that as it goes forward, so there is a short-term impact with that. But I will remind you that three or four years ago, we exited a lot of managed care business from Amedisys and our Medicare admissions have increased since that time.

CRAIG LIEN (ph): All right. Yes, thanks. And just to finish up, in terms of kind of like Housecall sales, are you thinking, you know, give or take 110 million or would it be less or more than that?

GREG BROWNE: I would expect those to do somewhat -- a little more than 110 million in 2006, somewhere between 110 and 115.

CRAIG LIEN (ph): OK, terrific. And then just a couple of one offs. Provision for bad debt in the quarter?

GREG BROWNE: Yes. Craig, can I get back to you on that one?

CRAIG LIEN (ph): Yes, sir, certainly.

GREG BROWNE: If you have a look at our overall allowance for doubtful (ph) accounts, you'll see the increase at December 31st as a percentage of what it had been in the previous year, and obviously we review that on a consistent basis. But I'll get back to you with the specific expense.

CRAIG LIEN (ph): And for the year end, it would be similar at 1.3 percent on the income statement?

GREG BROWNE: I believe so, yes.

CRAIG LIEN (ph): OK. And then just lastly, and I think you mentioned this, but the revenue perhaps for the Medicare business?

GREG BROWNE: Yes. I believe I said 2,500 and &

LARRY GRAHAM: Yes, $2,569 in quarter four.

CRAIG LIEN (ph): All right. And can you just remind me what the change from last year was?

GREG BROWNE: Hang on one second and I will tell you. Last year in the fourth quarter, we did $2,542 which by the way, (INAUDIBLE) as we did in the third quarter of 2005.

CRAIG LIEN (ph): Great. And since you're giving all the breakouts, the revenue per episode for the Housecall and Amedisys sort of heritage Amedisys business?

LARRY GRAHAM: Yes, we gave the breakout for utilization with 18.6 to Housecall, all in revenue per episode was right about 2490.

CRAIG LIEN (ph): OK. And I guess Spectracare is not big enough to really (INAUDIBLE) the needle on the average?

LARRY GRAHAM: That would be correct and I don't have that number right in front of me.

CRAIG LIEN (ph): That's fine. Thanks so much guys. Take care.

OPERATOR: Thank you. Your next question is coming from David Schneider from Hoover Investment Management.

DAVID SCHNEIDER, HOOVER INVESTMENT MANAGEMENT: Hi. I just want to make sure your '06 guidance is inclusive of stock option expense?

GREG BROWNE: Yes it is, David.

DAVID SCHNEIDER: What would the stock option expense estimate be for '06?

GREG BROWNE: About six cents, five to six cents.

DAVID SCHNEIDER: OK. And I guess that's my only question. Thank you.

OPERATOR: Thank you. Your next question is a follow-up question coming from John Ransom from Raymond James.

JOHN RANSOM: Hi. I know this is going to sound like militia (ph) and light up the big issue of the day, but looking at your episodes per visit, Larry, is there -- on the core of Amat (ph) at 1606, 1608, is that probably about as low as it's going to get in your view?

LARRY GRAHAM: We've been tracking about 16.5 there for a while. You know, I would say 16 to 16.5 is where it's going to bury (ph) from.

JOHN RANSOM: OK. And I know that you mentioned kind of a throw away (INAUDIBLE), but you're spending $7 million on tablet PCs. Is there potential productivity pickup from having some of that up front paperwork done in the field with PCs, or are you still kind of a paper process on the front end?

LARRY GRAHAM: Absolutely. There is a pickup, to give you a little detail on that, everything will be automated, so you're going to eliminate a lot of keystrokes on the back office side, so there will be some SG&A pickup in the field, as well as clinical managers will be able to manage a larger (INAUDIBLE), so you'll have some efficiencies there.

And we calculated some of that. You will see a nice return on that, but I will remind you, the cost of putting them in will come before the efficiencies.

JOHN RANSOM: OK. And thirdly, just to be clear, I mean, I know you're running at 50 percent gross margins on the two acquisitions, in your guidance, what is your assumption for gross margin from Housecall and Spectracare for 2006?

GREG BROWNE: John, we expect to see them increase not entirely to the Amedisys level and if you (INAUDIBLE), my gross margin implied for 2006 is approximately 57 percent. So we'll see some increase, but I would not expect to see the Housecall and Spectracare ones.

What will happen is it will be a gradual approach throughout the year and maybe they will get to our levels by the fourth quarter, third or fourth quarter.

JOHN RANSOM: But 57 percent blended for the year, or 57 percent by the end of the year?

GREG BROWNE: 57 percent blended through the year.

JOHN RANSOM: So that's a 700 basis point pickup from the fourth quarter?

GREG BROWNE: That's right.

JOHN RANSOM: OK. All right. That's it for me, thanks.

OPERATOR: Thank you. Your next question is coming from Van Brady from Presidio Management (ph).

VAN BRADY, PRESIDIO MANAGEMENT: You know, all have been answered except -- mainly just staying with the guidance that you've already given us, 233 to 243, how do you square that?

I guess I should ask this of Larry or Greg, with your comments earlier, the integration that you had hoped to be through it by the end of the year would now drag through the first half implying that, you know, there will certainly be some shortfalls relative to your initial expectations in the first half.

Yet you're keeping full year guidance the same. Could you kind of lay out your reasoning there for us?

LARRY GRAHAM: Sure. You know, we do not give quarterly guidance, but obviously by your rationale, it's going to take three-to-six months to get our cost structure in place to get our gross margins in place and the back half of this year is going to be very strong in relation to the first half.

So you will see it go through the year and we're trying to paint the picture that we know we have all these costs out there. It may take us a quarter or two to get them. We have a history of, if you recall, quarter one of an acquisition doesn't produce much.

Quarter two a little bit, quarter three a little bit more, and by quarter four, quarter five of an acquisition, they start looking like Amedisys. But that's kind of where we're at and that's what you'll see on a quarter-by-quarter basis.

VAN BRADY: OK, thank you.

OPERATOR: Thank you. Your final question is coming from Craig Lien (ph) from Ward Abbott (ph).

CRAIG LIEN (ph): Hi. Not to get too distracted by Municia (ph), but the Hospice, or whatever it is for the quarter?

GREG BROWNE: Hang on one second.

CRAIG LIEN (ph): And actually, here's a quick one while you're looking it up. The tablet PCs, that's capitalized I assume over what period?

LARRY GRAHAM: Three years.

CRAIG LIEN (ph): Three years, OK.

GREG BROWNE: Craig, we did approximately $9 million in Hospice revenue in the fourth quarter.

CRAIG LIEN (ph): OK. What -- I know you're putting a little bit of effort behind that business. I'm just wondering what your expectations for 2006 are?

LARRY GRAHAM: Yes. Hospice, our census is starting to grow. We're in the about 838, 40 range in Hospice census. The back half of the year, you may see a couple of Hospice startups. We are getting the infrastructure in place.

I feel confident that that longer-term Hospice is going to provide a very good growth opportunity for Amedisys both on the startup and in the future on the acquisition front.

CRAIG LIEN (ph): But in the short term, it's flattish? That $9 million quarterly run rate is kind of where you're going to be?

GREG BROWNE: That was pretty consistent with the number in the third quarter, but we are seeing, as Larry said, we're starting to see some census increases and with the price increase we got last year, we would hope to on the Medicare side. We hope to see some improvement in that as the year progresses.

CRAIG LIEN (ph): OK, terrific. Thanks. I'll follow up with you, Greg.

OPERATOR: Thank you. I would like to turn the floor back over to Mr. Borne for any closing remarks.

BILL BORNE: Thanks Paula. And again, we appreciate everyone calling in this morning and your interest in the company and the continued interest. You know, I think overall, we had a very good year with a top line growth of 68 percent and a bottom line growth of 50 percent.

Management, as you are obviously disappointed that we have to end a year on less than a very positive note, we also understand that it is kind of complicated slightly with Greg's departure.

However, I want to let everyone know that we are committed to re-establishing our full credibility and managing this transition and getting our earnings back stronger than they actually were before we had this little setback.

The overall purpose of the acquisitions would give us some strategic presence and dominance in many markets, and we feel really good about the activities that we've made. As I mentioned earlier, the last couple of days I've spent meeting with the entire management and sales staff of Housecall and Spectracare and it was a very positive experience.

We feel very good about the future moving forward, and we're excited about a lot of the initiatives. And we look forward to being able to present our first and second quarter to demonstrate the improvement that we know we can make in these results.

And thank you all very much for calling in.

OPERATOR: Thank you. Ladies and gentlemen this does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.

END